PROSPECTUS	Filed Pursuant to Rule 424(b)(5) Registration No. 333-221432

$25,000,000

Common Stock

We have entered into a sales agreement, with Cowen and Company, LLC, or Cowen, relating to shares of our common stock, $0.0001 par value per share, offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time through Cowen.

Our common stock is traded on The Nasdaq Capital Market under the symbol “VIVE”. The last reported sales price of our common stock on The Nasdaq Capital Market on November 7, 2017 was $5.63 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through The Nasdaq Capital Market or any other existing trading market for our common stock. Cowen is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Cowen for sales of common stock sold pursuant to the sales agreement will be equal to 3% of the aggregate gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation to Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act. See section titled “Plan of Distribution” on page S-12 of this prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-6 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen

November 28, 2017

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus, and any free writing prospectus or prospectus supplement that we have authorized for use in connection with this offering. These documents contain important information that you should consider when making your investment decision. This sales agreement prospectus is deemed a prospectus supplement to the base prospectus contained in the registration statement of which this sales agreement prospectus forms a part.

This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, the accompanying prospectus or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information”.

Unless the context otherwise indicates, references in this prospectus to “Viveve,” the “Company,” “we,” “us,” and “our” refer, collectively, to Viveve Medical, Inc., a Delaware corporation, and its subsidiaries.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information included in any free writing prospectus or prospectus supplement that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus on page S-6 and in the documents incorporated by reference into this prospectus.

Overview

Viveve designs, develops, manufactures and markets a medical device for the non-invasive treatment of vaginal introital laxity, for improved sexual function, for vaginal rejuvenation, and for use in general surgery for electrocoagulation and hemostasis, depending on the relevant country-specific clearance or approval, that we refer to as Geneveve. Women can develop vaginal laxity for a number of reasons, including aging, genetic predisposition, lifestyle, and/or the trauma of natural childbirth. Vaginal laxity can often cause decreased sexual function and satisfaction in women, yet most surveyed physicians who practice obstetrics and gynecology (“OB/GYN”) and urogynecologists recognize that it is an underreported, yet bothersome, medical condition that impacts relationship happiness as well as sexual function. Currently, few medical treatments are available to effectively treat vaginal laxity. The most widely prescribed treatments include Kegel exercises, although, to our knowledge, there is no validated evidence indicating that Kegel exercises improve vaginal laxity, and surgical procedures, which are not only invasive and expensive but sometimes lead to worse outcomes as a result of scarring. At this time, our products are indicated for use in general surgical procedures for electrocoagulation and hemostasis in the United States, and the device has not been cleared or approved for use for the treatment of vaginal laxity, to improve sexual function, or for vaginal rejuvenation in the United States. Accordingly, the Company is prohibited under U.S. regulations from promoting it to physicians or consumers for these unapproved or off-label uses.

Geneveve is a non-invasive solution for vaginal laxity which includes three major components: the Viveve System (an RF, or radio frequency, generator housed in a table-top console), a reusable handpiece and a single-use treatment tip, as well as several other consumable accessories. Physicians attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired treatment without further physician intervention. The treatment is performed in a physician’s office, in less than 30 minutes, and does not require the use of anesthesia. The tissue tightening effect resulting from Geneveve has been demonstrated by our pre-clinical and clinical research.

We believe that Geneveve provides a number of benefits for physicians and patients, including:

●	a non-invasive, non-ablative alternative to surgery with no identified safety issues to date;
●	the requirement of only a single treatment;
●	compelling physician economics; and
●	ease of use.

Currently, our products are cleared for marketing in 60 countries throughout the world under the following indications for use:

Indication for Use:	No. of Countries:
General surgical procedures for electrocoagulation and hemostasis	3 (including the U.S.)
Treatment of vaginal laxity	41
Treatment of the vaginal introitus, after vaginal childbirth, to improve sexual function	15
Vaginal rejuvenation	1

 In the U.S., Geneveve FDA-cleared indication is for use in general surgical procedures for coagulation and hemostasis and we market and sell through a direct sales force. Outside the U.S., we market and sell through an extensive network of distribution partners.

Our goal is to become the leading provider of non-invasive solutions to treat vaginal laxity by:

●

Increasing the Installed Base of Viveve Systems. In our existing markets, we plan to (i) expand the number of Viveve Systems from our initial base of early adopters by leveraging our current and future clinical study results and through innovative marketing programs directed at both physicians and patients, where permissible by law, and (ii) expand our efforts and obtain regulatory approvals in additional markets, although there are no assurances that we will ever receive such approvals.

●

Driving Increased Treatment Tip Usage. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients, where permissible by law. We intend to launch innovative marketing programs with physician customers to develop a profitable Geneveve practice, where permissible by law.

●

Broadening Our Physician Customer Base. While our initial focus is on marketing our procedure to the OB/GYN specialty, we intend to selectively expand our sales efforts into other physician specialties, such as plastic surgery, dermatology, urology, urogynecology, general surgery and family practice. Additionally, we intend to pursue sales from physician-directed medi-spas with track records of safe and successful aesthetic treatments.

●

Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips to allow for even shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of Geneveve.

●

Investing in Intellectual Property and Patent Protection. We will continue to invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights.

Through September 30, 2017, we have sold 364 Viveve Systems and approximately 12,250 single-use treatment tips.

Corporate Information

The address of our corporate headquarters is 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado 80112, and our telephone number is (720) 696-8100. Our website can be accessed at www.viveve.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus.

“Geneveve” and our logo are our trademarks. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

Merger with PLC Systems, Inc.

On September 23, 2014, Viveve Medical, Inc. (formerly PLC Systems, Inc.), a Delaware corporation (“Viveve Medical”) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc., with and into Viveve, Inc., a Delaware corporation (the “Merger”). In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. to better reflect our new business. Viveve Medical competes in the women’s health industry by marketing the Geneveve product as a way to improve the overall sexual well-being and quality of life of women experiencing vaginal laxity, depending on the relevant country-specific clearance or approval.

Reverse Stock Splits

On September 23, 2014, immediately prior to the effective time of the Merger, PLC Systems, Inc. effected a 1-for-100 reverse stock split.

On July 22, 2015, we held our 2015 Annual and Special Meeting of Stockholders. At the meeting, the stockholders voted to approve a special resolution authorizing a share consolidation (reverse split) of our common stock at a ratio of up to 1-for-10, which ratio was to be determined by the Board of Directors of Viveve Medical (the “Board”), in its sole discretion, and effective as of a date no more than 12 months from the date of the meeting. On April 15, 2016, we effected a 1-for-8 reverse stock split of our common stock. On the effective date of the reverse stock split, (i) each 8 shares of outstanding common stock were reduced to 1 share of common stock; (ii) the number of shares of common stock into which each outstanding warrant or option to purchase common stock was exercisable were proportionately reduced on a 1-for-8 basis; and (iii) the exercise price of each outstanding warrant or option to purchase common stock was proportionately increased on a 1-for-8 basis. All of the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect this 1-for-8 reverse stock split (collectively, the “Stock Split”).

Except where otherwise indicated, all share and per share data in this prospectus and any accompanying prospectus supplement and any other offering materials reflect these reverse stock splits.

Change of Corporate Domicile

At the 2015 Annual and Special Meeting of Stockholders, the stockholders approved a special resolution authorizing a continuance of the Company from the Yukon Territory, Canada into the State of Delaware under the Delaware General Corporation Law (the “DGCL”) and the adoption of charter documents that comply with the DGCL in connection therewith (the “Continuance”), effective as of a date to be determined by the Board, in its sole discretion, no more than twelve months from the date of the meeting. On May 9, 2016, the Company filed the necessary Application for Authorization to Continue into Another Jurisdiction and Statutory Declaration with the Yukon registrar. On May 10, 2016, the Company filed a Certificate of Conversion and Certificate of Incorporation with the Secretary of State of the State of Delaware to move its domicile from the Yukon Territory to Delaware.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $25,000,000.

Common stock to be outstanding immediately after this offering

Up to 23,859,028 shares (as more fully described in the notes following this table), assuming sales of 4,440,497 shares of our common stock in this offering at an offering price of $5.63 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on November 7, 2017. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At the market offering” that may be made from time to time through our sales agent, Cowen and Company, LLC (“Cowen”). See “Plan of Distribution” on page S-12 of this prospectus.

Use of proceeds	We currently intend to use the net proceeds from this offering primarily for general corporate purposes. See “Use of Proceeds” on page S-9 of this prospectus.

Risk factors

Investing in our common stock involves significant risks. See “Risk Factors” on page S-6 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus.

The Nasdaq Capital Market symbol	“VIVE”

The number of shares of common stock shown above to be outstanding after this offering is based on 19,418,531 shares outstanding, as of September 30, 2017, and excludes as of that date:

■	2,489,979 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted-average exercise price of $5.88 per share;

■	642,622 shares of warrants to purchase common stock as of September 30, 2017;

■	1,408,655 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan as of September 30, 2017; and

■	400,000 shares of common stock that are available for future issuance under the Viveve Medical, Inc. 2017 Employee Stock Purchase Plan as of September 30, 2017.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our most recent Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, which are on file with the SEC and are incorporated by reference into this prospectus, and other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

Additional Risks Related To This Offering

We have broad discretion in the use of the net proceeds from this offering and our existing cash and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” as well as our existing cash and cash equivalents, and you will be relying on the judgment of our management regarding such application. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply the net proceeds or our existing cash in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering or our existing cash in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our stock price to decline. Pending their use, we may invest the net proceeds from this offering in investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 4,440,497 shares of our common stock are sold at a price of $5.63 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on November 7, 2017, for aggregate gross proceeds of $25 million, and after deducting commissions and estimated offering expenses payable by us, you will experience immediate dilution of $4.33 per share based on the difference between our as adjusted net tangible book value per share as of September 30, 2017 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you may incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Sales of a substantial number of shares of our common stock in the public market after this offering could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact the price of our common stock. As of September 30, 2017, 19,418,531 shares of our common stock and options to purchase 2,489,979 shares of our common stock were outstanding. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Certain holders of shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus and any accompanying prospectus supplement give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus and any prospectus supplement. In particular, forward-looking statements include statements relating to future actions, prospective products and applications, customers, technologies, future performance or future financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and our history of losses;
●	our ability to achieve profitability;
●	our limited operating history;
●	emerging competition and rapidly advancing technology;
●	whether we are successful in having our medical device approved for sale by the U.S. Food and Drug Administration (the “FDA”) or by foreign regulatory authorities for all indications;
●	whether demand develops for our medical device;
●	the impact of competitive or alternative products, technologies and pricing;
●	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;
●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;
●	our exposure to and ability to defend third-party claims and challenges to our patents and other intellectual property rights;
●	our ability to obtain adequate financing in the future, as and when we need it;
●	our ability to continue as a going concern;
●	our success at managing the risks involved in the foregoing items; and
●	other factors discussed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus to conform such statements to actual results or changes in our expectations. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We may offer and sell shares of our common stock having aggregate sales proceeds of up to $25 million from time to time pursuant to this sales agreement prospectus. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We currently intend to use the net proceeds from this offering primarily for general corporate purposes. General corporate purposes may include research and development and clinical development costs to support the advancement of our product candidates and the expansion of our product candidate pipeline; repayment and refinancing of debt; working capital; and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending these uses, we may invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities, or may hold such proceeds as cash, until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DILUTION

Our net tangible book value as of September 30, 2017 was approximately $6.9 million, or $0.35 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2017. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the assumed sale of 4,440,497 shares of our common stock in this offering at an assumed offering price of $5.63 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on November 7, 2017, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2017 would have been approximately $30.9 million, or $1.30 per share. This represents an immediate increase in net tangible book value of $0.95 per share to our existing stockholders and an immediate dilution of $4.33 per share of common stock issued to the new investors purchasing securities in this offering.

The following table illustrates this per share dilution:

Assumed offering price per share		$5.63
Net tangible book value per share as of September 30, 2017	$0.35
Increase per share attributable to new investors	$0.95

Net tangible book value per share after this offering		$1.30

Dilution per share to new investors		$4.33

The above discussion and table are based on 19,418,531 shares outstanding, as of September 30, 2017, and excludes as of that date:

■	2,489,979 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted-average exercise price of $5.88 per share;

■	642,622 warrants to purchase common stock as of September 30, 2017;

■	1,408,655 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan as of September 30, 2017; and

■	400,000 shares of common stock that are available for future issuance under the Viveve Medical, Inc. 2017 Employee Stock Purchase Plan as of September 30, 2017.

The shares subject to the sales agreement with Cowen are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $5.63 per share shown in the table above, assuming all of our common stock in the aggregate amount of $25,000,000 during the term of the sales agreement with Cowen is sold at that price, would increase our adjusted net tangible book value per share after the offering to $1.33 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $5.30 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $5.63 per share shown in the table above, assuming all of our common stock in the aggregate amount of $25,000,000 during the term of the sales agreement with Cowen is sold at that price, would decrease our net tangible book value per share after the offering to $1.25 per share and would decrease the dilution in net tangible book value per share to new investors to $3.38 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual offering price and the actual number of shares offered.

To the extent that outstanding options or restricted stock units outstanding as of September 30, 2017 have been or may be exercised or settled or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen, under which we may offer and sell from time to time up to an aggregate of $25,000,000 of our common stock through Cowen as our sales agent. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on The Nasdaq Capital Market or any other trading market for our common stock.

Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals 3% of the aggregate gross sales price of the shares sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen up to $50,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering, including any FINRA counsel fees. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $157,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on The Nasdaq Capital Market on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on The Nasdaq Capital Market and trades under the symbol “VIVE.” The transfer agent of our common stock is currently VStock Transfer, LLC.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Goodwin Procter LLP, San Francisco, California. Cowen and Company, LLC is being represented in this offering by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, in connection with this offering.

EXPERTS

The consolidated financial statements of Viveve Medical, Inc. as of December 31, 2016 and 2015, and for each of the two years in the period ended December 31, 2016, incorporated in this Registration Statement on Form S-3 by reference to its Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Capital Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Viveve Medical, Inc., 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado, 80112, Attention: Chief Financial Officer, by telephone request to (720) 696-8100, or by e-mail to sdurbin@viveve.com. Our website is located at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus and prior to the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 16, 2017;

•	The Registrant’s definitive proxy statement on Schedule 14A, which was filed with the SEC on July 7, 2017;

•

Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017, as filed with the SEC on May 11, 2017, August 10, 2017, and November 8, 2017, respectively;

•

The Registrant’s Current Reports on Form 8-K as filed with the SEC on January 13, 2017, February 3, 2017, May 16, 2017, May 24, 2017, June 1, 2017, August 10, 2017, and August 17, 2017 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

•

The description of the common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on June 13, 2016, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Viveve Medical, Inc.

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

You may also access these documents, free of charge on the SEC's website at www.sec.gov or on our website at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

$25,000,000

Common Stock

PROSPECTUS

Cowen

November 28, 2017